Exhibit 99.1

WaferGen Bio-systems Announces Open Format qPCR Platform and Strategic Realignment

Setting a New Standard for Flexible and Cost-Effective Nano-Scale qPCR

FREMONT, Calif., April 16, 2012 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS.OB), a nano-scale qPCR Company, announced today a strategic realignment and new direction for the organization.  The Company's focus will be to enable customers to perform accurate high-throughput qPCR projects for gene expression, genotyping, and target enrichment for next-generation sequencing in a simpler and more cost-effective way.  Underlying this strategy is a new version of the Company's SmartChip System that will allow customers to design and execute their own experiments in an “open format.”  Relative to competitive offerings, it is believed that the new SmartChip System will offer best-in-class flexibility, high levels of sensitivity and dynamic range, and a very low cost per reaction.

In conjunction with its new strategic direction, the Company announced a consolidation and reorganization of its operations. The restructuring plan has resulted in the elimination of approximately 20 positions during the current fiscal quarter, as well as other cost-saving measures.  As a result of these actions, the Company anticipates that its monthly burn rate will be reduced to approximately $700,000, representing a nearly 30% reduction from recent levels.  The reorganization will provide the Company with more operational flexibility in the future.  WaferGen Bio-systems ended the first quarter with approximately $12 million of cash on its balance sheet.

“We are pleased to announce the new strategic path for WaferGen.  The overwhelmingly positive feedback from our customers validates our intention to enable researchers and CLIA labs to perform flexible qPCR reactions on a nano scale,” stated Ivan Trifunovich, President and Chief Executive Officer.  ”The world is not created in fixed ratio matrices, and our platform will let the science drive the format necessary to answer important genomic questions.  Our focus will be on WaferGen's core competencies – engineering and validation of a variety of chemistries to provide an open format for cost-effective gene expression and genotyping analysis, as well as target enrichment for NGS.  Our customers will be able to load their custom content on our chips and conduct experiments of their own design by leveraging the unique features of our platform,” added Mr. Trifunovich.

In addition to flexibility and cost effectiveness, WaferGen believes that its chip with the 100nL per well volume captures the “sweet spot” for balancing the trade-off between miniaturization and sensitivity and dynamic range.  These three key competitive advantages will position the Company to become a leading provider of high-end qPCR solutions for the rapidly growing market driven by new genomic applications dominated by next generation sequencing.  As the discovery of new targets grows rapidly, WaferGen's platform will be ideally suited for target validation and development of new diagnostic markers.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an emerging genomic analysis company in the early stage of commercialization. The company offers the transformative SmartChip Real-Time PCR System—a next-generation Real-Time PCR System for profiling and validation of gene expression patterns (biomarkers) on a single platform. The SmartChip System provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling and single nucleotide polymorphism (SNP) genotyping.

For additional information, please see http://www.wafergen.com

Forward Looking Statements

This press release contains certain “forward-looking statements.”  Such statements include statements relating to the expected benefits to the Company of its new open format qPCR platform and strategic realignment, the expected competitive advantages of the new SmartChip System and expected benefits to the Company of these competitive advantages, the expected benefits to customers of the new SmartChip System, the expected amount of reduction in monthly expenses to be achieved as a result of organizational changes and other statements relating to future events are not historical facts, including statements which may be preceded by the words “will,” “believes” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2011. Security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

WaferGen
John Harland
Interim CFO
john.harland@wafergen.com
510-780-2395